UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2024

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, CA 95052-8039

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	AMAT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2024, Applied Materials, Inc. (“Applied”) completed a registered public offering of $700 million in aggregate principal amount of 4.800% senior unsecured notes due 2029 (the “Notes”) pursuant to an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, and an indenture dated as of June 11, 2024 (the “Base Indenture”), between Applied and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture dated as of June 11, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Applied intends to use the net proceeds from the offering for general corporate purposes. The Notes were issued and sold pursuant to Applied’s registration statement on Form S-3ASR (File No. 333-279682).

Indenture

Applied issued the Notes under the Indenture, which establishes the terms and forms of the Notes. Interest is payable on the Notes semi-annually in arrears on June 15 and December 15 each year, commencing December 15, 2024.

The Indenture contains limited covenants of Applied. The negative covenants limit the ability of Applied and its subsidiaries to incur debt secured by liens on principal property or on shares of stock of Applied’s principal subsidiaries; to engage in sale and leaseback transactions with respect to any principal property; and to consolidate, merge or sell (or otherwise dispose of) all or substantially all of Applied and its subsidiaries’ property and assets taken as a whole. Applied may be required to offer to repurchase the Notes upon a change in control and a contemporaneous downgrade of the Notes below an investment grade rating, and it may elect to redeem the Notes in whole or in part at any time, as further specified in the Indenture.

Events of default under the Indenture include a failure to make payments, non-performance of covenants, and bankruptcy and insolvency-related events. Applied’s obligations may be accelerated upon an event of default, in which case the entire principal amount of the Notes would become immediately due and payable.

The foregoing description of certain terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture and the Supplemental Indenture (including the form of the Notes included therein), which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On June 6, 2024, Applied entered into the Underwriting Agreement for the sale of the Notes. The Underwriting Agreement contains customary representations, warranties and agreements by Applied, and customary closing conditions, indemnification rights and termination provisions.

The above description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Wilson Sonsini Goodrich Rosati, Professional Corporation, counsel to Applied, has issued an opinion to Applied dated June 11, 2024 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 6, 2024, by and among Applied Materials, Inc. and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

4.1	Indenture, dated as of June 11, 2024, by and between Applied Materials, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.2	Supplemental Indenture, dated as of June 11, 2024, by and between Applied Materials, Inc. and The Bank of New York Mellon Trust Company, N.A.

4.3	Form of Notes (included in Exhibit 4.2 above).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 above).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)
Dated: June 11, 2024
	By:	/s/ Teri A. Little
Teri A. Little Senior Vice President, Chief Legal Officer and Corporate Secretary